EXHIBIT 99.1     Press Release
Avitar Announces Conversion of Notes into Common Stock
Friday August 8, 8:30 am ET

CANTON, Mass., Aug. 8 /PRNewswire-FirstCall/ -- Avitar, Inc. (Amex: AVR - News) announced today that a majority of the investors in the February 2003 Private Placement have converted their Notes into shares of Common Stock. As of today, approximately $675,000 of the total $955,000 principal amount of the Notes, together with accrued interest, were converted into approximately 7.7 million shares of Common Stock. Jay Leatherman, Avitar's CFO, said, "We are pleased that the Noteholders have elected to convert their long-term debt to equity."

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities mentioned in this release. This release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended (the "Act"). The securities described in this release may not be offered or sold in the United States absent an effective registration statement covering such securities or an applicable exemption from such registration requirement. A registration statement on Form S-3 filed by the Company on June 11, 2003, which covers the resale by shareholders of shares of Common Stock received in the February 2003 Private Placement, including those received upon conversion of the Notes, is now effective.

Avitar, Inc. develops, manufactures and markets innovative and proprietary products in the oral fluid diagnostic market, disease and clinical testing market, and customized polyurethane applications used in the wound dressing industry. Oral fluid diagnostics includes the estimated $1.5 billion drugs-of-abuse testing market, which encompasses the corporate workplace and criminal justice markets. Avitar's products include ORALscreen(TM), the world's first non-invasive, rapid, onsite oral fluid test for drugs-of-abuse, and HAIRscreen(TM), a laboratory-based hair test for detecting long-term drug abuse. Additionally, Avitar manufactures and markets HYDRASORB(TM), an absorbent topical dressing for moderate to heavy exudating wounds. In the estimated $25 billion in vitro diagnostics market, Avitar is developing diagnostic strategies for disease and clinical testing. Some examples include influenza, diabetes and pregnancy. For more information, see Avitar's website at www.avitarinc.com.

Safe Harbor Statement. This release contains forward looking statements that are subject to risks and uncertainties including financing risks and the development and marketing of new applications and other risks that are detailed from time to time in the Company's filings with the Securities and Exchange Commission. In view of such risks and uncertainties, the Company's actual results could differ materially from those anticipated in such forward looking statements.

    COMPANY CONTACT:
     Avitar, Inc.
     Jay Leatherman
     781-821-2440
     jleatherman@avitarinc.com
     www.avitarinc.com